EXHIBIT NO. 5 & 23
                      TAYLOR AND ASSOCIATES
                 3090 East 3300 South, Suite 400
                    Salt Lake City, UT  84109


                                   July 21, 1997
Board of Directors
Dry Dairy International, Inc.
10105 Amberwood Road
Ft. Myers, Florida  33913

     Re: Dry Dairy International, Inc.
         Registration Statement on Form S-8

Ladies and Gentlemen:

     We have been retained by Dry Dairy International, Inc. (the "Company") in connection with the registration statement (the "Registration Statement") on Form S-8 to be filed by the Company with the Securities and Exchange Commission relating to the securities of the Company. You have requested that we render our opinion as to whether or not the securities proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

     In connection with this request, we have examined the following:

     1.   Articles of Incorporation of the Company, and amendments thereto;
     2.   Bylaws of the Company;
     3.   Unanimous consent resolutions of the Company's board of directors;
     4.   The Registration Statement; and
     5.   The Company's 1997 Non-Qualified Stock Option Plan.

     We have examined such other corporate records and documents and have made such other examinations as we have deemed relevant.

     Based on the above examination, we are of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and nonassessable under corporate laws of the state of Utah.

     This opinion is limited in scope to the shares to be issued pursuant to the Registration Statement and does not cover subsequent issuance of shares to be made in the future. Such transactions are required to be included in either a new registration statement or a post-effective amendment to the Registration Statement, including updated opinions concerning the validity of issuance of such shares.

     Further, we consent to our name, Taylor and Associates, Inc. being included in the Registration Statement as having rendered the foregoing opinion and as having represented the Company in connection with the Registration Statement.

                                   Sincerely,

                                   TAYLOR AND ASSOCIATES, INC.
                                   /S/Elliott N. Taylor